UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert B. Crowl as Chief Financial Officer

On April 20, 2012, PHH Corporation (“PHH” or the “Company”) announced that Robert B. Crowl, age 48, was appointed Executive Vice President of the Company effective April 26, 2012, and that Mr. Crowl would assume the role of Chief Financial Officer after the Company had completed its first quarter 2012 financial reporting and filed its Quarterly Report on Form 10-Q.  Mr. Crowl was appointed as Executive Vice President and Chief Financial Officer of the Company effective May 3, 2012, and will also serve as the Company’s principal financial officer and principal accounting officer, following the resignation of Mr. David Coles as Interim Executive Vice President and Chief Financial Officer.

Prior to joining the Company, Mr. Crowl served as Executive Vice President and Chief Financial Officer at Sun Bancorp, Inc. and its wholly owned subsidiary, Sun National Bank, since 2010.  From 2009 to 2010, Mr. Crowl performed consulting services for small banks and private equity firms through RBC Solutions, LLC.  From 1998 to 2009, Mr. Crowl served in various capacities at National City Corporation, including Executive Vice President and Chief Operating Officer of National City Mortgage from 2007 to 2009, Senior Vice President and Corporate Comptroller from 2004 to 2007, and Senior Vice President of Asset/Liability and Securitization Manager from 1998 to 2004. From 1986 to 1998, Mr. Crowl served in various capacities at Crestar Bank.  Mr. Crowl earned both a Bachelor of Arts degree and a MBA from the University of Richmond.

In his capacity as Executive Vice President and Chief Financial Officer and pursuant to Mr. Crowl’s employment offer letter, Mr. Crowl will receive an annualized base salary of $400,000. Mr. Crowl will be eligible to participate in the PHH Corporation Management Incentive Plan with a 2012 target award of $400,000 prorated based on Mr. Crowl’s employment commencement date.

Subject to the approval of the Human Capital and Compensation Committee, Mr. Crowl is entitled to receive a sign-on equity grant under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (as amended, the “2005 Equity and Incentive Plan”) with a fair market value on the date of grant of $400,000 consisting 50% of non-qualified stock options and 50% of restricted stock units. Additionally, for each share of PHH common stock that Mr. Crowl purchases on the open market during the first open trading window following the commencement of his employment, he will be entitled to receive, subject to the approval of the Human Capital and Compensation Committee, a restricted stock unit (a “Matching RSU”) under the 2005 Equity and Incentive Plan that will vest one year after the date of grant provided that Mr. Crowl remains employed with the Company through the vesting date. The maximum number of Matching RSUs that will be granted is 10,000.

Subject to the approval of the Human Capital and Compensation Committee, Mr. Crowl will also be entitled to receive periodic equity awards under the 2005 Equity and Incentive Plan and, in addition to the sign-on equity grant described above, is entitled to receive an equity grant in 2012 with a grant date fair value of $400,000 that is expected to be in the form of a combination of three-year cliff vested performance-based restricted stock units and three-year time vested non-qualified stock options.

Mr. Crowl will also be eligible to participate in PHH’s benefits plans as in effect from time to time and will be provided perquisites similar to those provided to PHH’s other executive officers as approved by the Human Capital and Compensation Committee from time to time, including a company-leased vehicle and access to financial planning services.

On May 9, 2012, Mr. Crowl and the Company entered into a non-competition, non-solicitation, and other restrictive covenant agreement, a copy of which is filed herewith as Exhibit 10.1 (the “Restrictive Covenant Agreement”).  The Restrictive Covenant Agreement generally includes a covenant not to compete with the Company during the recipient’s employment and for 12 months after termination of employment, covenants not to solicit the Company’s customers, clients, or employees during the recipient’s employment and for 12 months after termination of employment, and a covenant protecting the Company’s confidential information.  The foregoing description of the Restrictive Covenant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Restrictive Covenant Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1                                   Restrictive Covenant Agreement, dated as of May 9, 2012, by and between PHH Corporation and Robert B. Crowl.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: May 9, 2012